Exhibit 11.1

CYANOTECH CORPORATION
COMPUTATION OF EARNINGS PER SHARE
Fiscal years ended March 31, 2001, 2000 and 1999

                                                               2001                2000                 1999
                                                        ----------------    ----------------    ----------------
BASIC AND DILUTED LOSS PER SHARE
Net loss                                                $    (1,067,000)    $    (4,485,000)    $    (2,557,000)
Undeclared Preferred Stock dividends                                 --            (237,000)           (238,000)
                                                        ----------------    ----------------    ----------------
Net loss attributable to Common stockholders            $    (1,067,000)    $    (4,722,000)    $    (2,795,000)
                                                        ================    ================    ================

Weighted average Common Shares outstanding                   15,997,000          13,775,000          13,602,000
                                                        ================    ================    ================

Net loss per Common Share                               $         (0.07)    $         (0.34)    $         (0.21)
                                                        ================    ================    ================

For the years ended March 31, 2001, 2000 and 1999, warrants and options to purchase Common Stock shares of the Company and convertible preferred stock were outstanding, but were not included in the 2001, 2000 and 1999 computation of diluted net loss per common share because the inclusion of these securities would have had an antidilutive effect on the net loss per common share. During the year ended March 31, 2001, convertible debentures were outstanding, but were not included in the computation of diluted net loss per common share because the inclusion of these instruments would have had an antidilutive effect on the net loss per common share.